The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-147317

SUBJECT TO COMPLETION

Preliminary Prospectus Supplement

Dated March 24, 2008

Prospectus Supplement

March    , 2008

(To Prospectus dated March 4, 2008)

$

Questar Gas Company

(A subsidiary of Questar Corporation)

% Notes due 20

We are offering $                   aggregate principal amount of our      % notes due 20     .  We will pay interest on the notes on April 1 and October 1 of each year, beginning October 1, 2008.  The notes will mature on                       , 20   . We may redeem the notes, at any time in whole or from time to time in part, at the redemption price described in this prospectus supplement.

The notes will be our unsecured and unsubordinated obligations and will rank equally with our other unsecured and unsubordinated indebtedness from time to time outstanding.

Investing in our notes involves certain risks. Please read carefully the sections entitled “Risk Factors” beginning on page S-5 of this prospectus supplement and on page 5 of the accompanying prospectus.

	Per Note	Total
Public offering price(1)%		$
Underwriting discount	%	$
Proceeds, before expenses, to us	%	$

(1)  Plus accrued interest, if any, from March      , 2008, if settlement occurs after such date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking S.A., and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on or about March      , 2008.

Joint Book-running  Managers

Barclays Capital                  JPMorgan

Co-Managers

Lazard Capital Markets	RBS Greenwich Capital	Wachovia Securities

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless otherwise stated or the context otherwise requires, references in this prospectus supplement to “Questar Gas,” “we,” “our,” or “us” refer to Questar Gas Company, while references to “Questar” refer to Questar Corporation, our parent company.

You should only rely on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we may provide you in connection with this offering.  If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference are accurate only as of their respective dates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus may contain or incorporate by reference information that includes or is based upon “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, exploration efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance, and there are no guarantees about the performance of any securities offered by this prospectus supplement. Actual results could differ materially from those expressed or implied in the forward-looking statements. Among factors that could cause actual results to differ materially are:

•                  the risk factors or uncertainties listed herein, in the accompanying prospectus or, from time to time, in any document incorporated by reference herein;

•                  changes in general economic conditions, including the performance of financial markets and interest rates;

•                  changes in industry trends;

•                  changes in laws and regulations; and

•                  other factors, most of which are beyond our control.

We do not undertake any obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved. You are advised, however, to consult any further disclosures we make on related subjects in reports to the SEC.

SUMMARY

Questar Gas Company

Questar Gas distributes natural gas as a public utility in Utah, southwestern Wyoming and a small portion of southeastern Idaho. As of December 31, 2007, we served 873,607 sales and transportation customers. We are the only non-municipal gas-distribution utility in Utah, where over 96% of our customers are located. The Public Service Commission of Utah (PSCU), the Public Service Commission of Wyoming (PSCW) and the Public Utility Commission of Idaho have granted us the necessary regulatory approvals to serve these areas. We also have long-term franchises granted by communities and counties within our service area.

Our growth is tied to the economic growth of Utah and southwestern Wyoming. We have over 90% of the load for residential space heating and water heating in our service area. During 2007, we added 23,065 customers, a 3% increase over 2006.

We face the same risks as other local-distribution companies. These risks include revenue variations based on seasonal changes in demand, sufficient gas supplies, declining residential usage per customer, adequate distribution facilities and adverse regulatory decisions. Our sales to residential and commercial customers are seasonal, with a substantial portion of such sales made during the heating season. The typical residential customer in Utah (defined as a customer using 80 decatherms (dth) per year) consumes over 77% of total gas requirements in the coldest six months of the year. We, however, have a weather-normalization mechanism for our general-service customers. This mechanism adjusts the non-gas portion of a customer’s monthly bill as the actual heating-degree days in the billing cycle are warmer or colder than normal. This mechanism reduces dramatic fluctuations in any given customer’s monthly bill from year to year and reduces fluctuations in our gross margin.

In October 2006, the PSCU approved a pilot program for a conservation enabling tariff (CET) effective January 1, 2006, to promote energy conservation. Under our prior rate structure, non-gas revenues declined when average temperature adjusted usage per customer declined while non-gas revenues increased when average temperature adjusted usage per customer increased. Under the CET, our non-gas revenues are decoupled from the temperature adjusted usage per customer. The tariff specifies a margin per customer for each month with differences to be deferred and recovered from customers or refunded to customers through periodic rate adjustments. These adjustments are limited to five percent of non-gas revenues. Under the CET, we recorded a $2.5 million revenue increase in 2007 as a result of a 2% decline in usage per customer. In late 2007, the PSCU ordered a continuation of the CET program for an additional two years.

Effective January 1, 2007, the PSCU approved a demand-side management program (DSM). Under the DSM, we encourage the conservation of natural gas through advertising, rebates for efficient homes and appliances, and energy audits. The costs related to the DSM are deferred and recovered from customers through periodic rate adjustments. We incurred recoverable DSM costs of $7.5 million in 2007.

We minimize gas supply risk with cost-of-service natural gas reserves. During 2007, we satisfied 34% of our supply requirements with cost-of-service gas and associated royalty-interest volumes. Wexpro Company produces cost-of-service gas, which is then gathered by Questar Gas Management and transported by Questar Pipeline Company (Questar Pipeline). Wexpro Company, Questar Gas Management and Questar Pipeline are our affiliated companies. We also have a balanced and diversified portfolio of gas-supply contracts for volumes produced in Wyoming, Colorado, and Utah. We have regulatory approval to pass through the costs associated with hedging activities in our balancing account.

We have designed our distribution system and annual gas-supply plan to handle design-day demand, which is defined as the estimated volume of gas that firm customers could use when the weather is extremely cold. For the 2007-08 heating season, we had an estimated design-day demand of 1,163 Mdth.

We have long-term contracts with Questar Pipeline for transportation and storage capacity at Clay Basin and three peak-day storage facilities. We also have contracts to take deliveries at several locations from Kern River Gas Transmission Co.

The Offering

The following summary contains basic information about the notes and is not intended to be complete.  It does not contain all the information that is important to you.  For a more complete understanding of the notes, please refer to the section entitled “Description of Notes” in this prospectus supplement and the section entitled “Description of Debt Securities” in the accompanying prospectus.

Issuer	Questar Gas Company

Notes offered	$ million aggregate principal amount of % Notes due 20 .

Maturity	, 20 .

Interest	The notes will bear interest at % per year and will be payable semi-annually in arrears on each April 1 and October 1 of each year, beginning October 1, 2008.

Ranking

The notes will be unsecured and rank equally with our other unsecured and unsubordinated indebtedness from time to time outstanding and senior in right of payment to our subordinated indebtedness from time to time outstanding. The notes are our obligations exclusively, and are not obligations of our subsidiaries, if any, or Questar. The claims of creditors of our subsidiaries will have priority over the claims of holders of the notes with respect to the assets of those subsidiaries. At the present time we have no subsidiaries. The indenture does not restrict the amount of indebtedness that we or our subsidiaries may incur.

As of December 31, 2007, after giving pro forma effect to this offering and our use of the estimated net proceeds, there would have been outstanding approximately $ million of total indebtedness.

Optional redemption	We may redeem the notes, at any time in whole or from time to time in part, at the redemption price described in this prospectus supplement.

Use of proceeds

We estimate that the net proceeds from the sale of the notes, after deducting the underwriters’ discount and our estimated offering expenses, will be approximately $    million. We intend to use these proceeds to repay a $50 million long-term bank loan and the remainder to reduce intercompany short-term debt owed to Questar. See “Use of Proceeds.”

Form and denomination	The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000.

Governing law	The notes and the indenture will be governed by New York law.

Ratings

The notes are rated A- by Standard & Poor’s Ratings Service and A3 by Moody’s Investors Service, Inc. Security ratings are not recommendations to buy, sell or hold the notes. Ratings are subject to revision or withdrawal at any time by the rating agencies.

Risk factors

Investing in the notes involves substantial risks. See “Risk Factors” and other information in this prospectus supplement and the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference herein or therein for a discussion of factors you should consider carefully before deciding to invest in the notes.

RISK FACTORS

This section describes some, but not all, of the risks of purchasing the notes in the offering. The accompanying prospectus also contains a Risk Factors section beginning on page 5 thereof.  You should carefully consider these risks, in addition to the risk factors and other information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus, including matters discussed under “Risk Factors” in our Annual Report on From 10-K for the year ended December 31, 2007, before purchasing the notes. You should carefully review the factors discussed below and the cautionary statements referred to in “Special Note Regarding Forward-Looking Statements.”  If any of the risks and uncertainties described below or incorporated by reference in this prospectus supplement actually occur, our business, financial condition or results of operations could be materially adversely affected.

The notes are unsecured and therefore will be subordinated to any secured indebtedness we may incur to the extent of the value of the assets securing such indebtedness. In the event of bankruptcy, liquidation or similar proceeding involving us, our assets which serve as collateral will be available to satisfy the obligations under any secured indebtedness before any payments are made on the notes.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.  The notes are securities for which there is no established public market.  We do not intend to have the notes listed on a national securities exchange.  Therefore, we cannot assure you that an active market for the notes will develop or, if developed, that it will continue.  We cannot assure you that the market, if any, for the notes will be free from disruptions that cause price volatility or that any such disruptions may not adversely affect the prices at which you may sell your notes. In addition, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

In addition to our currently outstanding indebtedness, we may be able to borrow substantial additional unsecured indebtedness in the future. If new indebtedness is added to our current debt levels, the related risks that we now face could increase.

Our indebtedness, including the indebtedness we may incur in the future, could have important consequences for the holders of the notes, including:

•                  limiting our ability to satisfy our obligations with respect to the notes;

•                  increasing our vulnerability to general adverse economic and industry conditions;

•                  limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other              general corporate requirements;

•                  requiring a substantial portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness and reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

•                  limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•                  putting us at a disadvantage compared to competitors with less indebtedness.

Our business operations may not generate the cash needed to service our indebtedness.  Our ability to make payments on our indebtedness, including these notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future.  We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs.

The value of the notes could be substantially affected by various factors.  The value of the notes will depend on many factors, which may change from time to time, including:

•                  prevailing interest rates, increases in which may have an adverse effect on the value of the notes;

•                  general economic and financial market conditions;

•                  financial condition, performance and prospects of Questar, us and our competitors;

•                  changes in financial estimates or recommendations by securities analysts with respect to Questar or us, our competitors or our industry;

•                  changes in Questar’s or our credit ratings; and

•                  actual or anticipated variations in quarterly operating results.

As a result of these and other factors, investors who purchase notes in this offering may experience a decrease, which could be substantial, in the value of those notes, including decreases unrelated to our operating performance or prospects.

SELECTED FINANCIAL INFORMATION

The following selected financial information for each of the years ended December 31, 2007, 2006 and 2005 was derived from our audited financial statements.

This information is qualified in its entirety by reference to, and should be read together with, our financial statements and the accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operation, which are set forth in our Annual Report on Form 10-K for the year ended December 31, 2007, incorporated herein by reference.

	Year Ended December 31,
	2007	2006	2005
	(in millions)

Revenues
Residential and commercial sales	$876.6	$988.4	$867.8
Industrial sales	9.9	23.5	40.1
Transportation for industrial customers	9.9	6.7	5.9
Service	5.9	7.1	6.6
Other	30.2	38.9	42.1
Total revenues	932.5	1,064.6	962.5
Operating income	76.1	74.9	72.5
Income before income taxes	59.7	58.9	57.3
Net income	$37.4	$37.0	$36.0

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the notes, after deducting the underwriters’ discount and our estimated offering expenses, will be approximately $          million.  We plan to use the net proceeds from the sale of the notes to repay a $50 million long-term bank loan due December 15, 2010 with an interest rate of 5.19% at December 31, 2007 and the remainder to reduce intercompany short-term debt owed to Questar with an interest rate of 5.36% at December 31, 2007.  Short-term debt was incurred for general corporate purposes, including funding working capital needs and capital expenditures.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2007 on a historical basis and as adjusted to (i) give effect to this offering and the application of the net proceeds as described under “Use of Proceeds” and (ii) reflect the payment of $43.0 million current portion of long-term debt in 2008 through an increase of $43.0 million in intercompany short-term debt owed to Questar. For additional information, you should refer to our financial statements, including the notes to such financial statements, set forth in our Annual Report on Form 10-K for the year ended December 31, 2007, incorporated by reference herein. See “Incorporation of Certain Information by Reference” in the accompanying prospectus.

	As of December 31, 2007
	Actual	As Adjusted
	(in millions, unaudited)
Short-term debt:
Intercompany short-term debt owed to Questar(1)	$72.9	$
Current portion of long-term debt(1)	43.0	—
Total short-term debt	115.9
Long-term debt:
Medium term notes — less current portion	220.0	220.0
Long term bank loan	50.0	—
% notes due 20 offered hereby	—
Total long-term debt — less current portion	270.0
Common shareholder’s equity	340.7	340.7
Total capitalization	$726.6	$726.6

(1)          The $43.0 million current portion of long-term debt was repaid by us in 2008 through an increase of $43.0 million in intercompany short-term debt owed to Questar.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges for the periods indicated are stated below.  For purposes of this presentation, “earnings” represent income before income taxes and cumulative effect of an accounting change adjusted for fixed charges. “Fixed charges” consist of total interest charges (expensed and capitalized), amortization of debt issuance costs and losses from reacquired debt, and the interest portion of rental expense (which is estimated at 50%).

	Year Ended December 31,
	2007	2006	2005	2004	2003
Ratio of Earnings to Fixed Charges	3.32	3.42	3.65	3.49	2.53

DESCRIPTION OF NOTES

General

We will issue the notes under an indenture dated as of May 1, 1992, as amended and modified from time to time, between us and Wells Fargo Bank, N.A., formerly known as First Security Bank, N.A. (as successor trustee to Citibank, N.A.), as trustee. The following description is only a summary of the material provisions of the indenture. This summary description is not meant to be a complete description of the indenture or the terms of the notes. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. We have filed the indenture as an exhibit to the registration statement of which this prospectus supplement forms a part and you may inspect it at the office of the trustee. The following description of the particular terms of the notes supplements the description in the accompanying prospectus of the general terms and provisions of our debt securities. To the extent that the following description of the notes is inconsistent with that general description, the following description replaces that in the accompanying prospectus.  When we refer to securities, we refer to all debt securities that we have issued or may issue in the future under the indenture, including the notes.

Ranking

The notes will be unsecured and rank equally with our other unsecured and unsubordinated indebtedness from time to time outstanding and senior in right of payment to our subordinated indebtedness from time to time outstanding.  The notes are our obligations exclusively, and are not obligations of our subsidiaries, if any, or Questar.  The claims of creditors of our subsidiaries will have priority over the claims of holders of these notes with respect to the assets of those subsidiaries.  At the present time we have no subsidiaries. Other than a limitation on liens covenant, the indenture does not contain restrictive covenants which would require us to maintain certain financial ratios or restrict our ability to incur additional indebtedness. The covenants contained in the indenture would not necessarily afford holders of the notes protection if a highly leveraged transaction involving us were to adversely affect holders.  In addition to the notes we are offering in this prospectus supplement, the indenture provides for the issuance of additional securities in one or more series, without limitation as to aggregate principal amount.

Denominations, Principal, Maturity and Interest

The notes being issued are initially limited to an aggregate principal amount of $       million and will mature on            , 20  .  We may, from time to time, without the consent of the holders of the notes, reopen this offering and issue additional notes. The notes will be issued in fully registered form in minimum denominations of $2,000 and integral multiples of $1,000.

Interest at the annual rate for the notes set forth on the cover page of this prospectus supplement is payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 2008.  We will make each interest payment to the persons who are registered holders of the notes at the close of business on the preceding March 15 and September 15, respectively. Interest will be computed on the basis of a 360-day year of twelve months of 30 days each. Interest will begin to accrue on    , 2008.  If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day and no interest will accrue for the period from and after such interest payment date, maturity date or redemption date.

Optional Redemption

The notes may be redeemed in part at our option, at any time in whole or from time to time, upon not less than 30 nor more than 60 days’ notice at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30 day months) at the Treasury Rate plus     basis points, plus, in each case accrued interest on the notes to the date of redemption (provided that interest payments due on or prior to the redemption date will be paid to the record holders of such notes on the relevant record date).

For the purposes of the notes:

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated (on a day count basis) maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means at least four primary U.S. Government securities dealers in The City of New York as we shall select.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day in The City of New York preceding such redemption date.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the trustee will select the notes to be redeemed by such method as the trustee shall deem fair and appropriate.

Mandatory Redemption; Sinking Fund

There is no sinking fund or mandatory redemption obligation applicable to the notes.

Book-Entry System

The notes will be issued in the form of a single global security and will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”) on behalf of DTC and for so long as DTC or its nominee is the registered owner of the notes, DTC or its nominee, as the case may be, will be considered the sole holder of the notes for all purposes under the indenture.  For a further description of DTC and its procedures, see “Description of Debt Securities—Book Entry System” in the accompanying prospectus.

Clearstream.    Clearstream Banking S.A. (“Clearstream”) is incorporated under the laws of Luxembourg as a professional depositary.  Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates.  Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing.  Clearstream interfaces with domestic markets in several countries.  As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).  Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear.    The Euroclear System (“Euroclear”) was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash.  Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./ N.V. (the “Euroclear Operator”) under contract with Euroclear plc, a U.K. corporation.  All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear

Operator, not Euroclear plc.  Euroclear plc establishes policy for Euroclear on behalf of Euroclear Participants.  Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters.  Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated by the Belgian Banking, Finance and Insurance Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement.  Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account.  Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants.  The sale proceeds will be available to a DTC seller on the settlement date.  As a result, to a DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement.  In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them.  The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York.  If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when those clearing systems are open for business.  Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.  In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

UNDERWRITING

Barclays Capital Inc. and J.P. Morgan Securities Inc. are acting as representatives of the underwriters named below.  Subject to the terms and conditions contained in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

Underwriter	Principal Amount of Notes
Barclays Capital Inc.	$
J.P. Morgan Securities Inc.
Lazard Capital Markets LLC
Greenwich Capital Markets, Inc.
Wachovia Capital Markets, LLC
Total	$

The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased.  If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions.  The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of                % of the principal amount of the notes.  The underwriters may allow, and the dealers may re-allow, a discount not in excess of      % of the principal amount of the notes to other dealers.  After the initial public offering, the offering price and other selling terms may be changed.

We estimate that our share of the total expenses of this offering, not including the underwriting discount, will be approximately $396,000.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the notes and in total:

	Per Note	Total

Underwriting discount	%	$

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

We have agreed, with exceptions, not to sell or transfer any debt securities for 30 days after the date of this prospectus supplement without first obtaining the written consent of the representatives.  Specifically we have agreed not to directly or indirectly:

•                  issue, sell, offer, pledge or contract to sell any debt securities;

•                  grant any option, right or warrant for the sale of any debt securities; or

•                  lend or otherwise dispose of or transfer any debt securities.

This lockup provision applies to debt securities and to any securities convertible into or exercisable or exchangeable for debt securities.

The notes are a new issue of securities with no established trading market.  We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system.  We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering.  However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice.  We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop.  If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes.  Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market.  Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes.  In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Each underwriter has represented and agreed that:

(a)   in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(i)    to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(ii)   to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(iii)  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(iv)  in any other circumstances which does not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression of an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of FSMA does not apply to us.

(c) it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.

Lazard Capital Markets LLC (“Lazard Capital Markets”) has entered into an agreement with Mitsubishi UFJ Securities (USA), Inc. (“MUS(USA)”) pursuant to which MUS(USA) provides certain advisory and/or other services to Lazard Capital

Markets, including in respect of this offering. In return for the provision of such services by MUS(USA) to Lazard Capital Markets, Lazard Capital Markets will pay to MUS(USA) a mutually agreed upon fee.

LEGAL MATTERS

We are being represented by Thomas C. Jepperson, Esq., Vice President and General Counsel for Questar Corporation, Salt Lake City, Utah, and Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, in connection with the offering, sale and issue of the notes.  Sidley Austin LLP, San Francisco, California, will act as counsel for the underwriters.

EXPERTS

Our financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2007 (including the schedule appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in the report thereon included therein and incorporated herein by reference.  Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Prospectus

$150,000,000

Questar Gas Company
(A subsidiary of Questar Corporation)

Debt Securities

We may offer, issue and sell debt securities from time to time at an aggregate initial offering price which will not exceed $150,000,000. We will determine when we sell securities, the amounts of securities we will sell and the prices and other terms on which we will sell them.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a free writing prospectus.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Investing in our securities involves certain risks. Please read carefully the section entitled “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 4, 2008

TABLE OF CONTENTS

Prospectus

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Questar Gas,” “we,” “our,” or “us” refer to Questar Gas Company, while references to “Questar” refer to Questar Corporation, our parent company.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell debt securities, as described in this prospectus, in one or more offerings up to a total dollar amount of $150,000,000 or the equivalent thereof on the date of issuance in one or more foreign currencies, foreign currency units or composite currencies. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus we may provide you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus and any prospectus supplement is accurate as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the SEC (File No. 1-935). These reports and other information can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. You can obtain copies of these materials from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us.

We have filed with the SEC a registration statement on Form S-3 (File No. 333-147317) relating to the securities covered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with them. This permits us to disclose important information to you by referring you to documents previously filed with the SEC. Any information incorporated by reference is considered part of this prospectus, and any information filed by us with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC:

Filing	Period
Annual Report on Form 10-K	Year ended December 31, 2006
Quarterly Report on Form 10-Q	Quarter ended March 31, 2007
Quarterly Report on Form 10-Q	Quarter ended June 30, 2007
Quarterly Report on Form 10-Q	Quarter ended September 30, 2007
Current Report on Form 8-K	Filed on February 15, 2008

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this filing and until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of filing of such documents with the SEC (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules). Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of our filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at Questar Gas Company, 180 East 100 South Street, P.O. Box 45360, Salt Lake City, Utah 84145-0360 (telephone number (801) 324-5699).

SPECIAL NOTE REGARDING
FORWARD-LOOKING STATEMENTS

This prospectus and the accompanying prospectus supplement may contain or incorporate by reference information that includes or is based upon “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, exploration efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance, and there are no guarantees about the performance of any securities offered by this prospectus. Actual results could differ materially from those expressed or implied in the forward-looking statements. Among factors that could cause actual results to differ materially are:

•                  the risk factors discussed in this prospectus or listed from time to time in prospectus supplements or any document we incorporate by reference;

•                  changes in general economic conditions, including the performance of financial markets and interest rates;

•                  changes in industry trends;

•                  changes in laws or regulations; and

•                  other factors, most of which are beyond our control.

We do not undertake any obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved. You are advised, however, to consult any further disclosures we make on related subjects in reports filed with the SEC.

QUESTAR GAS COMPANY

The Company

Questar Gas distributes natural gas as a public utility to more than 861,000 sales and transportation customers in Utah, southwestern Wyoming and a small portion of southeastern Idaho. We are the only non-municipal gas-distribution utility in Utah, where over 96% of our customers are located. The Public Service Commission of Utah (“PSCU”), the Public Service Commission of Wyoming (“PSCW”) and the Public Utility Commission of Idaho (“PUCI”) have granted us the necessary regulatory approvals to serve these areas. We also have long-term franchises granted by communities and counties within our service area.

Our growth is tied to the economic growth of Utah and southwestern Wyoming. We serve over 90% of the market for residential space heating and water heating in our service area.

Our sales to residential and commercial customers are seasonal, with a substantial portion of such sales made during the heating season. The typical residential customer in Utah (defined as a customer using 80 dth per year) consumes over 77% of total gas requirements in the coldest six months of the year. We, however, have a weather-normalization mechanism for our general-service customers. This mechanism adjusts the non-gas portion of a customer’s monthly bill as the actual heating-degree days in the billing cycle are warmer or colder than normal. As a result, the mechanism reduces weather-related fluctuations in any given customer’s monthly bill and reduces fluctuations in our gross margin.

In January 2007, the PSCU approved a three-year pilot Conservation Enabling Tariff (“CET”), and certain demand-side management (“DSM”) programs. The CET effectively decouples our non-gas revenues from volumetric sales amounts. As a result, changes in temperature-adjusted usage per-customer do not change our non-gas revenues. Changes in non-gas revenues resulting from changes in temperature-adjusted usage are deferred and recovered from customers through periodic rate adjustments. The CET is subject to a review by the PSCU after a year of operation. Hearings were held in September 2007 and an order to continue the program for an additional two years was issued on November 5, 2007. Under the approved DSM, we more proactively encourage our customers to conserve natural gas through advertising, rebates for efficient homes and appliances, and energy audits. The costs of the DSM are deferred and recovered from customers through periodic rate adjustments.

We reduce gas-supply risk with cost-of-service natural gas reserves. Our affiliate, Wexpro Company (“Wexpro”), produces these reserves and delivers them to us at cost, plus a return on Wexpro’s investment under terms of the 1981 Wexpro Settlement Agreement. During 2006, we satisfied 43% of our supply requirements with cost-of-service and associated royalty-interest gas. These volumes are gathered by Questar Gas Management Company and transported by Questar Pipeline Company, which are also our affiliates. We also have a balanced and diversified portfolio of supply contracts for natural gas produced in Wyoming, Colorado, and Utah. We have regulatory approval to include costs associated with hedging activities in our balancing account for pass-through treatment.

We have designed our distribution system and annual gas-supply plan to handle design-day demand requirements. We periodically update our design-day demand, the volume of gas that our customers could use during extremely cold weather. For the 2007-08 heating season, we are using a design-day demand of 1.2 MMdth for firm customers.

As a public utility, we are subject to the jurisdiction of the PSCU and PSCW. The PUCI has contracted with the PSCU to regulate our service to customers in Idaho. Natural gas sales and transportation services are provided under rate schedules approved by the two regulatory commissions. We are authorized to earn a return on equity of 11.2% in Utah and 11.83% in Wyoming. Both the PSCU and PSCW permit us to recover gas costs through a balancing-account procedure and to reflect natural gas-price changes on a periodic, generally semi-annual basis.  On December 19, 2007, we filed for a general rate increase of $27 million annually in the state of Utah.  If approved, the increase would raise the monthly bill of the typical residential customer in Utah by about 7 percent or $3.92 per month. We have asked that the new rates become effective by August 2008.

We have significant relationships with our affiliates that have allowed us to lower our costs and improve efficiency. Transactions between us and our affiliates are subject to greater scrutiny by regulators.

We are subject to the requirements of the Pipeline Safety Improvement Act (“PSIA”). We estimate that it will cost $4.0 to $5.0 million per year to comply with the PSIA, not including costs of pipeline replacement, if necessary. The PSCU has allowed us to recover $2.0 million per year of these costs beginning June 2006 and to record a regulatory asset for the additional incremental operating costs incurred to comply with the PSIA.

Certain industry specific terms used in this prospectus are defined in the “Glossary of Commonly Used Terms” beginning on page 20 hereof.

Principal Executive Offices

Our principal executive offices are located at 180 East 100 South Street, P.O. Box 45360, Salt Lake City, Utah 84145-0360, and our telephone number is (801) 324-5699.

RISK FACTORS

This section describes material risks of purchasing our securities. You should carefully consider these risks, in addition to the risk factors and other information contained in this prospectus or incorporated in this prospectus by reference, before purchasing any of the securities offered by this prospectus. In connection with the forward-looking statements that appear in this prospectus, you should carefully review the factors discussed below and the cautionary statements referred to in “Special Note Regarding Forward-Looking Statements.” If any of the risks and uncertainties described below or incorporated by reference in this prospectus actually occur, our business, financial condition or results of operations could be materially adversely affected.

RISKS RELATED TO OUR BUSINESS

We face numerous risks related to forecasting demand, securing adequate gas supplies and operating our system. These risks include revenue variations based on seasonal changes in demand, access to sufficient gas supplies, declining residential usage per customer, adequate distribution facilities and adverse regulatory decisions.

We are subject to complex regulations on many levels. We are subject to federal, state and local environmental, health and safety laws and regulations. Environmental laws and regulations are complex, change frequently and tend to become more stringent over time. We incur significant costs to comply with federal pipeline-safety regulations. In addition to the costs of compliance, substantial costs may be incurred to take corrective actions at both owned and previously-owned facilities. Accidental spills and leaks requiring cleanup may occur in the ordinary course of business. As standards change, we may incur significant costs in cases where past operations followed practices that were considered acceptable at the time but that now require remedial work to meet current standards. Failure to comply with these laws and regulations may result in fines, significant costs for remedial activities, or injunctions.

We must comply with numerous and complex regulations governing activities on federal and state lands in the Rocky Mountain region, notably the National Environmental Policy Act, the Endangered Species Act, and the National Historic Preservation Act. Federal and state agencies frequently impose conditions on our activities.

State agencies regulate the distribution of natural gas. Our natural gas-distribution business is regulated by the PSCU and the PSCW. These commissions set rates for distribution services and establish policies and procedures for services, accounting, purchase, sale and other activities. PSCU and PSCW policies may adversely affect our results of operations.

Distribution operations involve numerous risks that might result in accidents and other operating risks and costs. There are inherent operating risks and hazards in our operations, such as fires, earthquakes, leaks, explosions, asphyxiation, and mechanical problems that could cause substantial financial losses. In addition, these risks could result in loss of human life, significant damage to property, environmental pollution, impairment of operations and substantial losses. In accordance with customary industry practice, we maintain insurance against some, but not all, of these risks and losses. The location of pipelines near populated areas, including residential areas, commercial business centers and industrial sites, could increase the level of damages resulting from these risks. Certain segments of our pipelines run through such areas. In spite of our precautions, an event could cause considerable harm to people or property, and could have a material adverse effect on the financial position and results of operations, particularly if the event is not fully covered by insurance. Accidents or other operating risks could further result in loss of service available to our customers. Such circumstances could adversely impact our ability to meet contractual obligations and retain customers.

Gas and oil reserve estimates are imprecise and subject to revision. Cost-of-service proved natural gas and oil reserve estimates are prepared annually by Wexpro’s reservoir engineers. Gas and oil reserve estimates are subject to numerous uncertainties inherent in estimating quantities of proved reserves, projecting future rates of production and timing of development expenditures. The accuracy of these estimates depends on the quality of available data and on engineering and geological interpretation and judgment. Reserve estimates are imprecise and will change as additional information becomes available. Estimates of economically recoverable reserves and future net cash flows prepared by different engineers, or by the same engineers at different times, may vary significantly. Results of subsequent drilling, testing and production may cause either upward or downward revisions of previous estimates. In addition, the estimation process also involves economic assumptions relating to commodity prices, production costs, severance and other taxes, capital expenditures and remedial costs. Actual results most likely will vary from the estimates.

We depend on bank credit facilities managed by Questar and continued access to capital markets to successfully execute our operating strategies. Questar relies on access to commercial paper markets, bank credit and cash from subsidiaries to fund intercompany loans to us. We are dependent on these capital sources to provide financing for certain projects. The availability and cost of these credit sources is cyclical, and these capital sources may not remain available or we may not be able to obtain money at a reasonable cost in the future. Interest rates on credit facilities and commercial paper are tied to debt credit ratings of Questar and Questar Gas assigned by credit rating agencies. Lower credit ratings could increase interest expense and decrease access to credit from banks and other sources. Management believes it is important to maintain investment-grade credit ratings to conduct our businesses, but may not be able to keep investment-grade ratings. Further, the United States credit markets have recently experienced significant dislocations and liquidity disruptions which have caused the credit spreads on prospective debt financings to widen considerably. These circumstances have materially impacted liquidity in the debt markets, making financing terms for borrowers less attractive, and in certain cases have resulted in the unavailability of certain types of debt financing. Continued uncertainty in the credit markets may negatively impact Questar’s and our ability to access additional debt financing on reasonable terms.

We may be subject to future greenhouse gas regulation. On April 2, 2007, the U.S. Supreme Court issued its decision in Massachusetts v. Environmental Protection Agency (“EPA”), in which the Court held that carbon dioxide, a greenhouse gas, is a pollutant regulated under the Clean Air Act and that the EPA has a duty to make a determination regarding whether emissions of carbon dioxide from mobile sources endanger health and the environment. Although the decision addresses mobile source emissions, it is already being cited in other pending litigation as support for the proposition that the EPA should promulgate National Ambient Air Quality Standards for carbon dioxide with attendant direct restrictions on emissions of carbon dioxide from stationary sources of air emissions. In addition to this legal development, there are a number of bills pending in Congress that would regulate greenhouse gas emissions through a cap-and-trade system under which emitters of greenhouse gases would be allocated or sold allowances to permit emissions of greenhouse gases. While it is likely that there will be regulation of greenhouse gas emissions in the next few years, it is too early to predict with any certainty how this regulation will affect our business, operations or financial results.

General economic and other conditions impact our results. Our results may also be negatively affected by: changes in general economic conditions; changes in regulation; creditworthiness of counterparties; rate of inflation and interest rates; assumptions used in business combinations; weather and natural disasters; changes in customers’ credit ratings; competition from other forms of energy, effects of accounting policies issued periodically by accounting standard-setting bodies; terrorist attacks or acts of war; changes in business or financial condition; changes in credit ratings; and availability of financing for us.

RISKS RELATED TO THE DEBT SECURITIES

Our ability to redeem debt securities may adversely affect your return on the debt securities. If debt securities sold pursuant to this prospectus are redeemable at our option or subject to mandatory redemption, we may, in the case of optional redemption, or must, in the case of mandatory redemption, choose to redeem the debt securities at times when prevailing interest rates may be relatively low. Accordingly, you will not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as that of the debt securities.

If an active trading market does not develop for a series of debt securities sold pursuant to this prospectus, you may be unable to sell any such debt securities. Unless otherwise specified in an accompanying prospectus supplement, any debt securities sold pursuant to this prospectus and the accompanying prospectus supplement will be new securities for which there currently is no established trading market. We may elect not to list any debt securities on a national securities exchange. While the underwriters of a particular offering of debt securities may advise us that they intend to make a market in those debt securities, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given:

•                  that a market for any series of debt securities will develop or continue;

•                  as to the liquidity of any market that does develop; or

•                  as to your ability to sell any debt securities you may own or the price at which you may be able to sell your debt securities.

Our credit ratings may not reflect all the risks of an investment in the debt securities. Our credit ratings are an independent assessment of our ability to pay debt obligations. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of debt securities sold pursuant to this prospectus. Our credit ratings, however, may not reflect the potential impact of risks related to structural, market or other factors discussed in this prospectus on the value of your debt securities.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we plan to use the net proceeds from the sale of the securities by this prospectus to repay intercompany demand notes, to repay debt maturing in early 2008 and to finance certain capital expenditures as well as for general corporate purposes, including working capital.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the periods indicated is stated below. For purposes of this presentation, “earnings” represent income before income taxes and cumulative effect of accounting change adjusted for fixed charges. “Fixed charges” consist of total interest charges (expensed and capitalized), amortization of debt issuance costs and losses from reacquired debt, and the interest portion of rental expense estimated at 50%.

	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(unaudited)
Ratio of Earnings to Fixed Charges	2.62	2.77	3.42	3.65	3.49	2.53	3.14

DESCRIPTION OF DEBT SECURITIES

General

The debt securities that we may sell from time to time will be issued under an indenture dated as of May 1, 1992, as amended and modified from time to time, between us and Wells Fargo Bank, N.A., as trustee. The following description is only a summary of the material provisions of the indenture. This summary description is not meant to be a complete description of the debt securities. However, this prospectus, any accompanying prospectus supplement and any free writing prospectus will contain the material terms of the securities being offered. We have filed the indenture as an exhibit to the registration statement of which this prospectus forms a part and you may inspect it at the office of the trustee. When we refer to securities, we refer to all debt securities that we have issued or may issue in the future under the indenture. All of our debt securities of one series need not be issued at the same time, and unless otherwise provided, a series may be reopened for issuance of additional debt securities without the consent of the holders of the debt securities of that series. All capitalized terms used, but not defined, in this section shall have the meanings set forth in the indenture.

•                  Each prospectus supplement or any free writing prospectus will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following, among others:

•                  the title of such debt securities;

•                  any limit on the aggregate principal amount of such debt securities;

•                  the price or prices at which we will sell such debt securities;

•                  the maturity date or dates, or method, if any, by which such dates shall be determined, on which the principal (and premium, if any) of such debt securities is payable;

•                  the rate or rates at which such debt securities shall bear interest, if any, or the method, if any, by which such rate or rates are to be determined, the date or dates from which such interest shall accrue, or the method, if any, by which such date or dates shall be determined, the interest payment dates, if any, on which such interest shall be payable and the record date, if any, for the interest payable on any interest payment date, whether and under what circumstances additional amounts on such debt securities or any of them shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•                  the person to whom any interest on such debt securities shall be payable if other than the person in whose name that security is registered at the close of business on the record date for such interest (and the manner in which it will be payable);

•                  if in addition to or other than in Salt Lake City, Utah, the place or places where the principal of (and premium, if any) and interest on or any additional amounts with respect to such debt securities shall be payable;

•                  whether any of such debt securities are to be redeemable at our option and, if so, the period or periods within which or the date or dates on which, the price or prices at which and the terms and conditions upon which such debt securities may be redeemed, in whole or in part, at our option;

•                  our obligation, if any, or option to redeem or purchase such debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of such debt securities so redeemed or purchased;

•                  the denominations in which any of such debt securities shall be issuable;

•                  the currency of denomination of such debt securities and the currency or currencies in which payment of the principal of (and premium, if any) and interest on or any additional amounts with respect to such debt securities will be made;

•                  any deletions from, modifications of or additions to the events of default or covenants set forth in the indenture pertaining to such debt securities;

•                  whether such debt securities of such series shall be issued in whole or in part in global form, including book-entry securities, and the depositary for such global securities, and the name of the depositary with respect to any global security;

•                  the application, if any, of the terms of the indenture relating to defeasance and covenant defeasance (which terms are described below) to such debt securities; and

•                  any other terms of such debt securities (which terms shall not be inconsistent with the provisions of the indenture).

If any particular terms of our debt securities, described in the prospectus supplement or any free writing prospectus, differ from any of the terms described in this prospectus, then those terms as set forth in the relevant prospectus supplement or free writing prospectus will control.

Unless otherwise specified in the applicable prospectus supplement, debt securities will not be listed on any securities exchange.

Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. Debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Ranking

The indenture provides for the issuance of securities in one or more series, without limitation as to aggregate principal amount and without the consent of the holders of any existing series of debt securities issued under the indenture. The claims of creditors of our subsidiaries will have priority over the claims of holders of the debt securities. At the present time we have no subsidiaries. The debt securities will be our unsecured obligations and will rank equally with our other unsecured and unsubordinated indebtedness from time to time outstanding. The debt securities will be unsecured and, accordingly, the holders of any secured indebtedness we may incur will have prior claim to the extent of the value of assets securing such indebtedness.

Book Entry System

Unless an accompanying prospectus supplement states otherwise, the debt securities will be issued in the form of a single global security. The debt securities will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”) on behalf of DTC and for so long as DTC or its nominee is the registered owner of the debt securities, DTC or its nominee, as the case may be, will be considered the sole holder of the debt securities for all purposes under the indenture. Except as set forth below, a security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC. We anticipate that the following provisions will apply to all depositary arrangements for debt securities represented by a registered global security.

Upon our issuance of the debt securities, DTC or its nominee will credit the accounts of persons holding through it on its book entry registration and transfer system with the respective principal amounts of the debt securities represented by the global security. The accounts to be credited will be designated by the applicable underwriters of such debt securities. Ownership of beneficial interests in the global security will be limited to persons who have accounts with DTC, called participants, or persons that hold interests through participants. Ownership of beneficial interests by participants in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee for the global security. Ownership of beneficial interest in a global security by persons that hold interests through participants will be shown on, and the transfer of ownership will be effected only through, records maintained by such participant. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interest in a global security.

Except as provided below, owners of beneficial interests in debt securities represented by a global security will not be entitled to have debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form, known as certificated debt securities, and will not be considered the owners or holders of such debt securities under the indenture.

Debt securities represented by a global security will be exchangeable for certificated debt securities only if:

•                  DTC or its nominee notifies us that it is unwilling or unable to continue as depositary for the global security or we become aware that DTC has ceased to be a clearing agency registered under the Exchange Act and we have not appointed a successor depositary within 90 days after we receive such notice or become aware of such ineligibility; or

•                  we, in our sole discretion, determine to discontinue use of the system of book entry transfer and to exchange the global security for certificated debt securities.

Upon any such exchange, the certificated debt securities will be registered in the names that DTC or its nominee holding the global security may direct.

We will make principal, premium and interest payments on the global security to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the debt securities represented thereby for all purposes under the indenture. DTC’s practice is to credit participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such date. We expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium and interest to DTC is our responsibility and that of the trustee, disbursement of such payments to participants is the responsibility of DTC, and disbursement of such payments to the owners of beneficial interests in a global security held through such participants is the responsibility of such participants. Neither we, the trustee, the Paying Agent or the Security Registrar, will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a global security representing any debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The debt securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book entry changes in participants’ accounts, thus eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and certain other organizations, some of which are owners of DTC. Access to DTC’s system is also available to others, known as indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain a direct or indirect custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities under DTC’s system must be made by or through direct participants, which will receive a credit for such debt securities on DTC’s records. The ownership interest of each actual purchaser, or beneficial owner, of each debt security represented by a global security is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owner entered into the transaction. Transfer of ownership interests in the global security are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of the global security will not receive certificated debt securities representing their ownership interests in the global security, except in the limited circumstances described above.

To facilitate subsequent transfers, the global security deposited with, or on behalf of, DTC is registered in the name of DTC’s nominee, Cede & Co. The deposit of the global security with, or on behalf of, DTC and its registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global security; DTC’s records reflect only the identity of the direct participants to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the debt securities. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose account the debt securities are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

If applicable, redemption notices will be sent to Cede & Co. If less than all of the debt securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

No service charge will be made for the registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith. Debt securities may be surrendered for registration of transfer or exchange at our offices or agencies maintained for such purpose, which shall initially be the Corporate Trust Office of the trustee in Salt Lake City, Utah. In the event that certificated debt securities are issued or if DTC shall so require, we will be required to appoint a paying agent and security registrar in The City of New York. We may appoint additional paying agents and security registrars and may change any paying agent or security registrar, subject to our obligation under the indenture to maintain a paying agent and security registrar in Salt Lake City, Utah. At our option, payment of interest on certificated debt securities may be made by check mailed to the addresses of the persons entitled thereto as they appear on the security register.

Restrictive Covenant

Certain Definitions. For the purpose of the covenant included in the indenture, the following terms generally shall have the meanings provided below.

“Attributable Debt” means, as of the date of determination, the present value of net rent for the remaining term of a capital lease, determined in accordance with generally accepted accounting principles in the United States (“GAAP”), which is part of a Sale and Leaseback Transaction including any periods for which the lessee has the right to renew or extend the lease. For purposes of the foregoing, “net rent” means the sum of capitalized rental payments required to be paid by the lessee, other than amounts required to be paid by the lessee for maintenance, repairs, insurance, taxes, assessments, energy, fuel, utilities and similar charges. In the case of a capital lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered to be required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Consolidated Capitalization” means, without duplication, the sum of:

•                  the principal amount of our Consolidated Funded Debt and that of our subsidiaries at the time outstanding,

•                  the total capital represented by our capital stock and that of our subsidiaries at the time outstanding based, in the case of stock having par value, upon its par value, and in the case of stock having no par value, upon the value stated on our books,

•                  the total amount of (or less the amount of any deficit in) our retained earnings and paid-in capital and that of our subsidiaries,

•                  reserves for deferred federal and state income taxes arising from timing differences, and

•                  Attributable Debt, all as shown on our consolidated balance sheet, prepared in accordance with GAAP; provided that in determining our consolidated retained earnings and paid-in capital, no effect shall be given to any unrealized write up or write down in the value of assets or any amortization thereof, except for accumulated provisions for depreciation, depletion, amortization and property retirement which shall have been created by charges made by us or any of our subsidiaries on our or their books.

“Consolidated Funded Debt” means our Funded Debt and that of our subsidiaries, consolidated in accordance with GAAP.

“Funded Debt” means all Indebtedness that will mature, pursuant to a mandatory sinking fund or prepayment provision or otherwise, and all installments of Indebtedness that will fall due, more than one year from the date of determination. In calculating the maturity of any Indebtedness, there shall be included the term of any unexercised right of the debtor to renew or extend such Indebtedness existing at the time of determination.

“Indebtedness” means all items of indebtedness for borrowed money (other than unamortized debt discount and premium) which would be included in determining total liabilities as shown on the liability side of a balance sheet prepared in accordance with GAAP as of the date as of which Indebtedness is to be determined, and shall include indebtedness for borrowed money (other than unamortized debt discount and premium) with respect to which we or any subsidiary of ours customarily pays interest secured by any mortgage, pledge or other lien or encumbrance of or upon, or any security interest in, any properties or assets owned by us or any subsidiary of ours, whether or not the Indebtedness secured thereby shall have been assumed, and shall also include guarantees of Indebtedness of others; provided that in determining our Indebtedness or that of any of our subsidiaries, there shall be included the aggregate liquidation preference of all outstanding securities of any subsidiary senior to its common stock that are not owned by us or a subsidiary of ours; and provided, further, that Indebtedness of any person shall not include the following:

•                  any indebtedness evidence of which is held in treasury (but the subsequent resale of such indebtedness shall be deemed to constitute the creation thereof); or

•                  any particular indebtedness if, upon or prior to the maturity thereof, there shall have been deposited with a depository (or set aside and segregated, if permitted by the instrument creating such indebtedness), in trust, money (or evidence of such indebtedness as permitted by the instrument creating such indebtedness) in the necessary amount to pay, redeem or satisfy such indebtedness; or

•                  any indebtedness incurred to finance oil, natural gas, hydrocarbon, inert gas or other mineral exploration or development to the extent that the issuer thereof has outstanding advances to finance oil, natural gas, hydrocarbon, inert gas or other mineral exploration or development, but only to the extent such advances are not in default; or

•                  any indebtedness incurred without recourse to us or any of our subsidiaries; or

•                  any indebtedness incurred to finance advance payments for gas (pursuant to take-or-pay provisions or otherwise), but only to the extent that such advance payments are pursuant to gas purchase contracts entered into in the normal course of business; or

•                  any amount (whether or not included in determining total liabilities as shown on the liability side of a balance sheet prepared in accordance with GAAP) representing capitalized rent under any lease; or

•                  any indirect guarantees or other contingent obligations in respect of indebtedness of other persons, including agreements, contingent or otherwise, with such other persons or with third parties with respect to, or to permit or assure the payment of, obligations of such other persons, including, without limitation, agreements to purchase or repurchase obligations of such other persons, to advance or supply funds to, or to invest in, such other persons, or to pay for property, products or services of such other persons (whether or not conveyed, delivered or rendered); demand charge contracts, through-put, take-or-pay, keep-well, make-whole or maintenance of working capital or similar agreements; or guarantees with respect to rental or similar periodic payments to be made by such other persons.

“Sale and Leaseback Transaction” means an arrangement in which we or one of our subsidiaries sells any of our or their property which was placed into service more than 120 days prior to such sale to a person and leases it back from that person within 180 days of the sale.

Limitation on Liens. Subject to certain exceptions, we will not, and will not permit any subsidiary to, create, assume or suffer to exist, otherwise than in favor of us or a subsidiary, any mortgage, pledge, lien, encumbrance or security interest (collectively, “Liens”) upon any of our properties or assets or upon any income or profits therefrom unless the debt securities shall be equally and ratably secured. This prohibition will not apply to:

•                  Liens existing as of the date of the indenture;

•                  any purchase money mortgage or Lien created to secure all or part of the purchase price of any property (or to secure a loan made to us or any subsidiary to enable us or it to acquire such property), provided that such Lien shall extend only to the property so acquired, improvements thereon, replacements thereof and the income or profits therefrom;

•                  Liens on any property at the time of the acquisition thereof, whether or not assumed by us or a subsidiary; provided that such Lien shall extend only to the property so acquired, improvements thereon, replacements thereof and income or profits therefrom;

•                  Liens on any property or any contract for the sale of any product or service, or any rights thereunder or any proceeds therefrom, acquired or constructed by us or a subsidiary and created within one year after the later of: (i) the completion of such acquisition or construction or (ii) the commencement of operation of the property, provided that such Lien shall extend only to the property so acquired or constructed, improvements thereon, replacements thereof and income or profits therefrom;

•                  Liens on the property or assets of subsidiaries outstanding at the time they become subsidiaries;

•                  Liens created or assumed by us or a subsidiary on coal, geothermal, oil, natural gas, inert gas, other hydrocarbon or mineral properties owned or leased by us or a subsidiary to secure loans to us or a subsidiary, for the purpose of developing such properties;

•                  Liens on any investment (as defined in the indenture) of ours or that of a subsidiary of ours in any person other than a subsidiary or on any security representing any investment of ours or a subsidiary of ours;

•                  any Lien not otherwise permitted by the indenture, provided that after giving effect to such Lien the sum of all indebtedness of us and our subsidiaries secured by Liens not otherwise permitted by the indenture and all Attributable Debt of us and our subsidiaries (to the extent not included in indebtedness secured by Liens not otherwise permitted) does not exceed 10% of Consolidated Capitalization;

•                  any refunding or extension of maturity, in whole or in part, of any obligation or indebtedness secured by certain permitted Liens, provided that the principal amount of the obligation or indebtedness secured by such refunding or extension shall not exceed the principal amount of the obligation or indebtedness then outstanding and shall be limited in lien to the same or substituted property and after acquired property that secured the refunded or extended obligation or indebtedness;

•                  Liens upon any office equipment, data processing equipment or any motor vehicles, tractors or trailers;

•                  Liens of or upon or in current assets of ours or a subsidiary of ours created or assumed to secure indebtedness incurred in the ordinary course of business;

•                  any Lien which is payable, both with respect to principal and interest, solely out of the proceeds of natural gas, oil, coal, geothermal resources, inert gas, hydrocarbons or minerals to be produced from the property subject thereto and to be sold or delivered by us or a subsidiary of ours;

•                  Liens to secure indebtedness incurred to finance advances made by us or any subsidiary of ours to any third party for the purpose of financing oil, natural gas, hydrocarbon, inert gas or other mineral exploration or development, provided that such Liens shall extend only to our receivables or that of such subsidiary in respect of such advances;

•                  any rights reserved in others to take or reserve any part of the natural gas, oil, coal, geothermal resources, inert gas, hydrocarbons or minerals produced at any time on any property of ours or a subsidiary of ours; and

•                  Liens which secure indebtedness of a subsidiary of ours.

Also excepted from the general prohibition are various other liens, such as mechanics’ or materialmen’s liens, certain governmental liens, leases, certain judgment liens, and certain liens arising in connection with leases, easements and rights of way.

Unless an accompanying prospectus supplement or free writing prospectus states otherwise, the above restrictive covenant shall apply to each series of debt securities.

Consolidation, Merger and Sale of Assets

Nothing contained in the indenture or in any of the debt securities will prevent any consolidation or merger of us with or into any other person (whether or not affiliated with us), or successive consolidations or mergers in which we or our successor shall be a party, or will prevent any conveyance, transfer or lease of our property as an entirety or substantially as an entirety, to any other person (whether or not affiliated with us); provided, however, that:

•                  in case of such a transaction, the entity formed by such consolidation or into which we are merged, or the person which acquires or leases our properties and assets substantially as an entirety shall be a corporation, association, company or business trust organized under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest on all the debt securities and the performance of every other covenant of the indenture;

•                  immediately after giving effect to such transaction, no event which, after notice or lapse of time, would become an event of default, shall have occurred and be continuing; and

•                  each of us and the successor person shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the requirements in the previous two paragraphs, and that all conditions precedent relating to such transaction have been complied with.

Events of Default

Unless an accompanying prospectus supplement or free writing prospectus states otherwise, the following are events of default with respect to the debt securities:

•                  failure to pay the principal of, or premium, if any, on any debt security when due;

•                  failure to pay any interest installment, or an additional amount, if any, on any debt security when due, in each case, continued for 30 days;

•                  default in the deposit of any sinking fund payment, when and as due by the terms of a debt security, continued for 30 days;

•                  failure to perform any of our other covenants, continued for 90 days after written notice as provided in the indenture;

•                  the occurrence of an event of default in other indebtedness of ours (including securities other than the debt securities) which results in indebtedness in excess of $10,000,000 principal amount being due and payable prior to maturity, and such acceleration is not rescinded or annulled or such indebtedness is not discharged after written notice as provided in the indenture; and

•                  certain events of bankruptcy, insolvency or reorganization as described in the indenture.

If an event of default with respect to debt securities of any series at the time outstanding shall occur and be continuing, then in every such case the trustee or the holders of at least 33 1/3% in principal amount of the outstanding debt securities of such series may declare, by a notice in writing to us, and to the trustee if given by holders, the entire principal amount of all the outstanding debt securities of such series to be due and payable immediately. At any time after such a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of such series, by written notice to us and the trustee, may, in certain circumstances, rescind and annul such declaration.

No holder of any debt securities of any series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless such holder previously shall have given to the trustee written notice of a continuing event of default and unless also the holders of at least 25% of the aggregate principal amount of outstanding debt securities of such series shall have made written request to, and have offered reasonable indemnity upon, the trustee, to institute such proceeding, and the trustee shall not have received direction inconsistent with such request in writing by the holders of a majority in principal amount of outstanding debt securities of such series and shall have failed to institute such proceeding within 60 days. However, the rights of any holder of any debt securities to enforce the payment of principal, premium, if any, and interest due on such debt securities on or after the dates expressed in such debt securities may not be impaired or affected.

We must furnish the trustee within 120 days after the end of each fiscal year a statement signed by one of certain of our officers stating that a review of our activities during that year and our performance under the indenture and the terms of the debt securities has been made, and, to the best of the knowledge of the signatory, based on such review, we have complied with all conditions and covenants of the indenture, or, if we are in default, specifying the default.

Waiver, Modification and Amendment

The holders of a majority in principal amount of the outstanding debt securities of any series may waive certain past defaults, except a default in the payment of the principal of, premium, if any, or interest on any debt security of such series or in respect of any covenant or provision in the indenture that under the terms of the indenture cannot be modified without the consent of all holders of outstanding debt securities of such series affected. The holders of a majority in aggregate principal amount of outstanding debt securities may waive our compliance with certain restrictive provisions.

We and the trustee may modify and amend the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities, provided that no such modification or amendment may, without the consent of the holder of each debt security affected thereby:

•                  change the stated maturity of the principal of, or any installment of principal of or interest on any additional amounts with respect to, any debt security;

•                  reduce the principal of, premium, if any, or interest on, or any additional amounts with respect thereto, or any premium payable upon the redemption of, any debt security;

•                  change the place of payment or change the currency of payment of principal, premium, if any, or interest on, or any additional amounts with respect thereto, any debt security;

•                  impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•                  reduce the percentages of holders of outstanding debt securities required to modify or amend the indenture or for any waiver provided for in the indenture; or

•                  effect certain other modifications or amendments described in the indenture.

In the case of provisions of the indenture affecting other series of securities as well as the debt securities, the holders of the debt securities will be treated as a separate class of securities for purposes of determining whether consent or waiver of a majority of holders has been obtained.

There are certain changes that we may make to the debt securities without a holder’s specific approval and without any vote of the holders of the debt securities of the same series. Such changes are limited to clarifications and certain other changes that would not adversely affect the holders of the outstanding debt securities of such series in any material respect.

Defeasance and Covenant Defeasance

Unless an accompanying prospectus supplement or free writing prospectus states otherwise, we may elect either:

•                  to defease and be discharged from our obligations with respect to the debt securities of any series (“defeasance”); or

•                  to be released from our obligations with respect to debt securities of any series described above under “Limitations on Liens” and “Consolidation, Merger and Sale of Assets” (“covenant defeasance”), upon the irrevocable deposit with the trustee, in trust for such purpose, of money and/or U.S. Government Obligations (as defined in the indenture) that through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest on such debt securities on the scheduled due date therefore.

Defeasance and covenant defeasance are each conditioned upon, among other things, our delivery to the trustee of an opinion of counsel to the effect that the holders of the debt securities will have no federal income tax consequences as a result of such deposit.

Notices

Notices to holders of the debt securities will be given by mail to the addresses of such holders as they appear in the security register.

Title

We or the trustee may treat the registered owner of any registered debt security as the owner thereof (whether or not the debt security shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Replacement of Debt Securities

We will replace any mutilated debt security at the expense of the holders upon surrender to the trustee. We will replace debt securities that become destroyed, lost or stolen at the expense of the holder upon delivery to the trustee of satisfactory evidence of the destruction, loss or theft thereof. In the event of a destroyed, lost or stolen debt security, an indemnity satisfactory to us and the trustee may be required at the expense of the holder of the debt security before a replacement debt security will be issued.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

Wells Fargo Bank, N.A. is the trustee. The indenture contains certain limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions with us; however, if it acquires a conflicting interest, it must eliminate such conflict or resign or otherwise comply with the Trust Indenture Act of 1939, as amended. The indenture also provides that we will indemnify the trustee against loss, liability or expense incurred without negligence or bad faith on the part of the trustee arising out of or in connection with the trust under the indenture. Wells Fargo Bank, N.A. is a creditor of our parent company, Questar, and performs routine banking functions for us.

PLAN OF DISTRIBUTION

We may sell any series of the debt securities being offered hereby in one or more of the following ways from time to time:

•                  to underwriters or dealers for resale to the public or to institutional investors;

•                  directly to institutional investors; or

•                  through agents to the public or to institutional investors.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•                  the name or names of any underwriters or agents;

•                  the purchase price of the securities and the proceeds to be received by us from the sale;

•                  any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•                  any initial public offering price;

•                  any discounts or concessions allowed or reallowed or paid to dealers; and

•                  any securities exchange on which the securities may be listed.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•                  negotiated transactions;

•                  at a fixed public offering price or prices, which may be changed;

•                  at market prices prevailing at the time of sale;

•                  at prices related to prevailing market prices; or

•                  at negotiated prices.

If dealers are utilized in the sale of offered securities, we will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

Offered securities may be sold directly by us to one or more institutional purchasers, or through agents designated by us from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

As one of the means of direct issuance of offered securities, we may utilize the service of an entity through which it may conduct an electronic “dutch auction” or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of such offered securities, if so described in the applicable prospectus supplement.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services in the ordinary course of business for us and/or our affiliates.

Each series of securities will be a new issue of securities and will have no established trading market. The securities will not be listed on a national securities exchange. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Thomas C. Jepperson, Esq., Vice President and General Counsel for Questar Corporation, and Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York will act as counsel to us.

EXPERTS

                Our financial statements appearing in our Annual Report (Form 10-K) for the year ended December 31, 2006 (including the schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

GLOSSARY OF COMMONLY USED TERMS

dth
Decatherms or ten therms. One dth equals one million Btu or approximately one Mcf.
gas
All references to “gas” refer to natural gas.
MM
Million.
proved reserves
Those quantities of natural gas, crude oil, condensate and NGL on a net revenue interest basis, which geological and engineering data demonstrate with reasonable certainty to be recoverable under existing economic and operating conditions. See 17 C.F.R. Section 4-10(a)(2) for a complete definition.
PSCU
Public Service Commission of Utah
PSCW
Public Service Commission of Wyoming
reservoir
A porous and permeable underground formation containing a natural accumulation of producible natural gas and/or oil that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

$

Questar Gas Company
(A subsidiary of Questar Corporation)

           % Notes due 20

PROSPECTUS SUPPLEMENT
March       , 2008

Joint Book-running Managers

Barclays Capital

JPMorgan

Co-Managers

Lazard Capital Markets

RBS Greenwich Capital

Wachovia Securities